EXHIBIT 21.1

List of Subsidiaries of Evernorth Holdings Inc.

Company	Jurisdiction of Incorporation or Formation
Pathfinder Digital Assets LLC	United States – Delaware
Arrington Capital SPAC I Inc.	United States – Delaware